EXHIBIT 4.1

BALLISTIC RECOVERY SYSTEMS, INC.

DIRECTOR STOCK OPTION AGREEMENT

This Director Stock Option Agreement (the “Agreement”) is made and entered into effective as of the [    ] day of [          ], 2004, between [  NAME  ](“Option Holder”) and Ballistic Recovery Systems, Inc., a Minnesota corporation (the “Company”).

BACKGROUND

A.                                   Option Holder has been appointed to serve as a director of the Company and the Company desires to induce Option Holder to continue to serve as a director of the Company.

NOW, THEREFORE, the parties hereto agree as follows:

1.                                       Grant of Option; Purchase Price.  Subject to the terms and conditions herein set forth, the Company hereby grants to Option Holder the right and option, hereinafter called the “Option,” to purchase all or any part of an aggregate of Fifteen Thousand (15,000) shares of Common Stock, $.01 par value, of the Company (the “Shares”) at the price per Share set forth at the end of this Agreement after “Purchase Price.”  This Option is for non-statutory stock options.

2.                                       Exercise and Vesting of Option.  The Option shall be exercisable only to the extent that all, or any portion thereof, has vested in the Option Holder.  The right to purchase the Shares subject to the Option shall vest immediately.

3.                                       Term of Option.  The Option shall be exercisable for five (5) years from the effective date of this Agreement.  Upon the expiration date of the Option as set forth above, the Option shall terminate and become null and void.

4.                                       Rights of Option Holder.  Option Holder, as holder of the Option, shall not have any of the rights of a shareholder with respect to the Shares covered by the Option except to the extent that one or more certificates for such Shares shall be delivered to him or her upon the due exercise of all or any part of the Option.

5.                                       Transferability.  The Option shall not be transferable except in the event of the Option Holder’s death, by will or the laws of descent.

6.                                       Securities Law Matters.  Option Holder acknowledges that the Shares to be received by him upon exercise of the Option may have not been registered under the Securities Act of 1933 or the Blue Sky laws of any state (collectively, the “Securities Acts”).  If Option Holder acknowledges and understands that the Company is under no obligation to register, under the Securities Acts, the Shares received by him or to assist him in complying with any exemption from such registration if he should at a later date wish to dispose of the Shares. Option Holder acknowledges the Shares shall bear a legend restricting the transferability thereof, such legend to be substantially in the following form:

“The shares represented by this certificate have not been registered or qualified under federal or state securities laws.  The shares may not be offered for sale, sold, pledged or otherwise disposed of unless so registered or qualified, unless an exemption exists or unless such disposition is not subject to the federal or state securities laws, and the Company may require that the availability or any exemption or the inapplicability of such securities laws be established by an opinion of counsel, which opinion of counsel shall be reasonably satisfactory to the Company.”

7.                                       Option Holder Representations.  Option Holder understands that he or she will be solely responsible for any tax liability that may result to him or her as a result of the transactions contemplated by this Agreement.  The Option, if exercised, will be exercised for investment and not with a view to the sale or distribution of the Shares to be received upon exercise thereof.

8.                                       Adjustment.  In the event of any merger, consolidation or reorganization of the Company with any other corporation or corporations, there shall be substituted for each of the number and kind of Shares of stock or other securities to which the holders of the shares of Common Stock will be entitled pursuant to the transaction.  In the event of any recapitalization, reclassification, stock dividend, stock split, combination of shares or other similar change in the corporate structure of the Company or shares of the Company, the Purchase Price and the number of Shares shall be adjusted in proportion to the change in outstanding shares of Common Stock in order to prevent dilution or enlargement of the rights of the participants.  In the event of any such adjustments, the purchase price of any option, the performance objectives of any Incentive, and the Shares shall be adjusted as and to the extent appropriate, in the discretion of the Committee, to provide participants with the same relative rights before and after such adjustment.

9.                                       General.

(a)                                  The Company shall at all times during the term of the Option reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this Agreement.

(b)                                 Nothing herein expressed or implied is intended or shall be construed as conferring upon or giving to any person, firm, or corporation other than the parties hereto, any rights or benefits under or by reason of this Agreement.

(c)                                  Each party hereto agrees to execute such further documents as may be necessary or desirable to effect the purposes of this Agreement.

(d)                                 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

(e)                                  This Agreement, in its interpretation and effect, shall be governed by the laws of the State of Minnesota applicable to contracts executed and to be performed therein.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

Number of Shares:	15,000	OPTION HOLDER:

Exercise Price:	$[ ]/share
		Name:

		BALLISTIC RECOVERY SYSTEMS, INC.

		By:
		Robert Nelson, Chairman of the Board